EXHIBIT 99.1

NEWS RELEASE

Contact:    Kathy Liebmann                                                      (734) 241-2438                                                                 kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS THIRD-QUARTER PROFIT

MONROE, MI.   February 16, 2010—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal third quarter ended January 23, 2010.

Fiscal 2010 third-quarter highlights:

•	Net income was $0.21 per share, including a $0.01 per share restructuring charge and income of $0.05 per share in anti-dumping duties received on wood bedroom furniture imported from China;
•	Consolidated sales increased 5.7%, led by a double-digit sales increase in the company’s upholstery segment;
•	The upholstery segment posted an 11.1% operating margin;
•	The retail segment’s performance continued to improve, with the operating loss reduced by 42%, or $3.0 million, on relatively flat sales;
•	The company generated $22.7 million in cash from operations, including $4.4 million in anti-dumping duties, and increased cash on its balance sheet by $20.5 million to $79.5 million.

Net sales for the third quarter were $305.1 million, up 5.7% compared with the prior year’s third quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $11.0 million, or $0.21 per share, compared with a loss of $64.5 million, or a loss of $1.25 per share, in the fiscal 2009 third quarter.  The 2010 third-quarter results include a $0.01 per share restructuring charge, primarily related to costs associated with the consolidation in the company’s casegoods facilities as well as the previously announced store closures within the company’s retail segment. The quarter’s results also include income of $4.4 million, or $0.05 per share, reflecting anti-dumping duties received on imports of Chinese wood bedroom furniture.   This compares with $8.1 million in anti-dumping duties received in the third quarter of fiscal 2009.  Additionally, the fiscal 2009 quarter was negatively impacted by charges totaling $60.5 million for asset impairments and restructuring.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “Despite the ongoing challenging macroeconomic environment, our delivered sales increased 5.7% for the quarter.  Although we are comparing the period to a low-volume quarter last year, we believe the strength of the La-Z-Boy brand, with the inherent quality associated with it, and our mid-price-point focus has served our company well in this environment.  We are also encouraged that the consumer appears to be slowly returning to the marketplace.  Additionally, La-Z-Boy Incorporated has operated profitably for four consecutive quarters in an industry that has faced significant challenges, particularly over the past 16-month period.  This is a direct result of the ongoing execution and success of strategic projects initiated over the last several years, which have improved the efficiencies of our operations, combined with substantial cost reductions throughout the organization.  Our retail operation continues to make progress and, again, greatly reduced its year-over-year loss.  Importantly, as we move into the fourth quarter of fiscal 2010, we expect to begin realizing further cost savings from additional strategic projects under way and look forward to experiencing their full benefit in our results throughout the next fiscal year.”

Darrow continued, “During the quarter, we continued to strengthen our balance sheet and, as of the end of the fiscal 2010 third quarter, we had $79.5 million in cash and essentially maintained the availability on our revolving line of credit at $84.4 million.  Although we continue to manage our business aggressively with respect to cost controls, today our primary focus is driving sales growth throughout each of our operating segments.  With the strides we have made in improving our operating efficiencies combined with the La-Z-Boy brand remaining the strongest in the industry, we intend to capitalize on our market position and will leverage our vast network of more than 800 branded outlets, which includes both La-Z-Boy Furniture Galleries® stores and Comfort Studios®.

Upholstery Segment

For the fiscal 2010 third quarter, sales in the company’s upholstery segment increased 17.6% to $234.3 million compared with $199.2 million in the prior year’s third quarter.  However, in last year’s third quarter, La-Z-Boy shifted the reporting of its retail warehouse operations to the upholstery segment.  This change affected the timing of inter-company revenue and profit recognition for the Upholstery Group and resulted in a one-time reduction in last year’s third quarter of inter-company sales and operating income for the group of $12.1 million and $3.3 million, respectively, with corresponding offsets recorded in consolidation.  When accounting for the revenue adjustment, the upholstery segment’s sales for the fiscal 2010 third quarter increased by 11%.   The adjustment had no impact on the consolidated sales growth of 5.7% or our consolidated operating profit.

Darrow noted, “In addition to posting an adjusted 11% sales increase, which bodes well for our company going forward, we achieved an 11.1% operating margin performance in the upholstery segment, a significant increase from last year’s margin of negative 0.8%, and an increase from this year’s second quarter on only slightly higher sequential sales.  Our results clearly demonstrate the efficiencies of our operations, particularly throughout the La-Z-Boy branded facilities, where we implemented the cellular production process and are achieving the benefits we envisioned.  Going forward, we expect to further strengthen our operational efficiencies as our Mexico-based cut-and-sew center continues to increase its production.  We are on plan to be transitioned by the end of fiscal 2010 and will begin to realize a portion of the estimated $20 million in annual savings during this fiscal year’s fourth quarter.”

System-wide, for the third quarter of fiscal 2010 (November 2009 through January 2010), including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, increased 3.9%.  Total written sales for the third quarter of fiscal 2010, which include new and closed stores, decreased 1.9%. For the full calendar year 2009, same-store sales decreased 5.7%.  At the end of the third quarter, 308 stand-alone stores comprised the La-Z-Boy Furniture Galleries® system, of which, 68 stores were owned by the company.

Casegoods Segment

Sales in the company’s casegoods segment for the fiscal 2010 third quarter were $36.0 million, a 14.5% decline compared with $42.1 million in last year’s third quarter.  Darrow stated, “Even on a double-digit decline in sales, we were able to generate a small profit, posting a 0.8% operating margin.  Although the casegoods business continues to be impacted more severely than upholstery in challenging economic times, our team continues to refine its operations and achieve efficiencies.  We are on track to realize $5 million in annual cost savings, based on current volumes, from the manufacturing facility consolidation and the warehouse shift announced earlier this year.  We completed the consolidation of the two manufacturing facilities into one in Hudson, NC, and the associated transition of our warehouse facility is on schedule to be completed by the fiscal year end.   A small portion of the cost savings from these initiatives was realized in the third quarter.  Additionally, we are in the process of consolidating our American Drew/Lea and Hammary operations.  The consolidation will be completed by the end of our fiscal 2010 fourth quarter and will garner greater operational efficiencies and allow us to better leverage the global supply chain.”

Retail Segment

For the fiscal 2010 third quarter, retail sales were $40.4 million, relatively flat compared with $40.5 million in the prior-year period.  The retail group posted an operating loss of $4.1 million for the quarter, and its operating margin was (10.2%).  Darrow stated, “Our retail operation continues to make progress in what remains a difficult operating environment.  During the quarter, we improved the segment’s gross margin, demonstrated good cost disciplines and decreased our loss compared with last year’s third quarter. On the front end of the business, the sales team is focused on increasing the average ticket and close ratios and we have noted an increase in customer traffic into our stores.  Throughout the course of the past year, our marketing initiatives have remained robust with advertising designed to drive traffic into the La-Z-Boy Furniture Galleries® network of stores, and we believe La-Z-Boy is gaining market share.”

Balance Sheet

La-Z-Boy’s debt-to-capitalization ratio was 12.8% compared with 21.9% a year ago and 13.3% at the end of the fiscal 2010 second quarter.  During the quarter, the company generated $22.7 million of cash from operations, including $4.4 million in anti-dumping duties, increased its cash position and maintained a very low debt level.  The availability under La-Z-Boy’s revolving line of credit was $84.4 million.

Business Outlook

Darrow stated, “While we remain concerned about various economic factors, particularly unemployment and credit availability, we note some positive signs with respect to La-Z-Boy’s same-store-sales figures, the strength of our upholstery sales performance this quarter as well as continued progress in our retail segment.  As noted earlier, while we will remain mindful of cost containment and controls, our entire organization is focused on driving sales throughout all three segments of our business as we continue to pursue market share gains to ensure La-Z-Boy Incorporated maintains a leadership position in the industry.  At the same time, we will continue to ensure that our balance sheet remains strong to allow for the greatest operating flexibility going forward.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 17, 2010, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence and demographics; (b) continued economic recession in certain parts of the country and fluctuations in our stock price; (c) changes in the real estate and credit markets and the potential impacts on our customers and suppliers; (d) the impact of terrorism or war; (e) continued energy and other commodity price changes; (f) the impact of logistics on imports; (g) the impact of interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions, product recalls or costs; (i) effects of restructuring actions; (j) changes in the domestic or international regulatory environment; (k) the impact of adopting new accounting principles; (l) the impact from natural events such as hurricanes, earthquakes and tornadoes; (m) the ability to procure fabric rolls and leather hides or cut and sewn fabric and leather sets domestically or abroad; (n) those matters discussed in Item 1A of our fiscal 2009 Annual Report on Form 10-K and factors relating to acquisitions and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://www.la-z-boy.com/About/Investor-Relations/Sec-Filings/.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://www.la-z-boy.com/About/Investor-Relations/Email-Alerts/

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 308 stand-alone La-Z-Boy Furniture Galleries® stores and 502 independent Comfort Studios®, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.